Exhibit 10.34

License Agreement

20190630

Certain identified information marked with “[***]” has been

omitted from this document because it is both (i) not material and

(ii) the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

Volvo Car Corporation

and

Polestar New Energy Vehicle Co. Ltd.

Joint development provided under a license to technology related to the Polestar 3 car model

License Agreement

TABLE OF CONTENTS

1.	DEFINITIONS	2
2.	SCOPE OF THE AGREEMENT	6
3.	LICENSE GRANT	9
4.	INTELLECTUAL PROPERTY RIGHTS	10
5.	FEE, PAYMENT TERMS	12
6.	AUDITS	12
7.	DELIVERY AND ACCEPTANCE	12
8.	DELAYS, DEFECTS ETC	13
9.	WARRANTIES	14
10.	INDEMNIFICATION	14
11.	LIMITATION OF LIABILITY	16
12.	GOVERNANCE AND CHANGES	17
13.	CONFIDENTIAL INFORMATION	17
14.	TERM AND TERMINATION	19
15.	MISCELLANEOUS	20
16.	GOVERNING LAW	22
17.	DISPUTE RESOLUTION	22

APPENDICES

Appendix 1 Polestar 3 Technical Content

Appendix 2 Fee

Appendix 3 Governance and Changes Structure

License Agreement 1(22)

This LICENSE AGREEMENT (this “Agreement”) is entered into on 30 June 2019 and made between:

(1)	Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”); and

(2)	Polestar New Energy Vehicle Co. Ltd., Reg. No. 91510100MA6bXIH33P, a limited liability company incorporated under the laws of People’s Republic of China (“Polestar”).

Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.	Volvo Cars is in the business, among other activities, of developing, manufacturing and selling Volvo branded cars.

B.	Polestar is engaged in manufacturing and sale of Polestar branded high-end electric performance cars.

C.

The Parties have agreed to develop certain common technology mainly consisting of a common platform architecture technology and a common electrified powertrain based on modular electronic powertrain for usage by both Parties. The Parties have agreed to cooperate in the this development project. Both Polestar and Volvo Cars will use the mentioned platform for multiple tophats offered globally. By sharing the development of the common platform architecture technology and a common electrified powertrain, the investment per tophat can be reduced allowing for more tophats over time. Shared large volumes on parts also contributes to cost advantages etc.

D.	The Parties have also agreed that Volvo Cars shall deliver and grant licenses to the Volvo Technology to Polestar in relation to the Polestar Vehicle and Other Polestar Branded Vehicles in China.

E.

The license to the Volvo Technology includes all Volvo IP which together with the relevnt Third Party Intellectual Property Rights not included in the Volvo IP is reasonably necessary in order to meet the specification of Volvo Technology in Appendix 1.

F.	The Parties have further agreed that the Volvo Technology is the sole property of Volvo Cars and that Volvo Cars shall grant Polestar ceratin rights to use the Volvo Technology.

G.

The Parties have agreed that the Polestar Vehicle is the first car launched based on the Volvo Cars SPA2. The stall of production of SPA2 and the Polestar Vehicle is currently scheduled for [***]. The Polestar Vehicle will be offered with electrified powertrains only. The Polestar Vehicle is a new top-hat, but has a high degree of shared systems with Volvo Cars vehicles.

License Agreement 2(22)

H.

The Polestar Vehicle will consist of parts that are unique for Polestar and parts that are common with Volvo Cars. Before entering into this Agreement the Volvo Cars and Polestar Performance AB have jointly discussed and specified SPA2 and MEP2 in accordance with the gates described in VPDS. The base assumption has been that SPA2 should serve as a common platform and MEP2 as common electrified powertrain for both Volvo Cars vehicles and Polestar vehicles, thereby benefitting both Volvo Cars and Polestar Performance AB. Volvo Cars and Polestar Performance AB have in meetings described according to the VPDS process set prerequisits and from that developed a jointly agreed technical content (Appendix 1) and agree that Volvo Cars will carry out the R&D work for the common SPA2 and MEP2 components. Volvo Cars and Polestar Performance AB have established a joint governance and changes structure (Appendix 3) to follow up on upcoming changes. Polestar alone will decide on changes on Polestar unique parts.

I.	In light of the foregoing, the Parties have agreed to execute this Agreement.

1.	DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings assigned to them below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

“Affiliate” means

(a)	for Polestar, any of the below legal entities (other than Polestar) and any other legal entity that, directly or indirectly, is controlled (individually or jointly) by:

(i)	Polestar Automotive (Shanghai) Co., Ltd;

(ii)	Polestar New Energy Vehicle Co., Ltd.;

(iii)	Polestar Holding AB; or

(iv)	Polestar Performance AB; and

(b)	for Volvo Cars, Volvo Car AB and any other legal entity that, directly or indirectly, is controlled by Volvo Car AB, however, for the avoidance of doubt, not Polestar or its Affiliates;

“control” for this purpose meaning ownership or control of at least one-hundred per cent (100%) with regard to Polestar Affiliates, and fifty per cent (50%) with regard to Volvo Cars Affiliates of the voting stock, partnership interest or other ownership interest of such legal entity. The Parties, however, agree to renegotiate this definition of “Affiliate” in good faith if it in the future does not reflect die Parties* intention at the time of signing this Agreement due to a restructuring or reorganisation in relation to either of the Parties.

“Agreement” means this License Agreement including all of its Appendices as amended from time to time.

License Agreement 3(22)

“Appendix” means the appendices to this Agreement.

“Background IP” means the Intellectual Property Rights either;

(a)	owned by either of the Parties; or

(b)

created, developed or invented by directors, managers, employees or consultants of either of the Parties to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Agreement, and any Intellectual Property Rights developed independently of this Agreement.

“Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement.

“Data Room” means (if applicable) the information sharing platform agreed to be used between the Parties for making available the information regarding the Volvo Technology to Polestar.

“Data Room Software” means the information sharing solution agreed to be used between the Parties for making available the Volvo Technology being software.

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

“Fee” means the fee to be paid by either Party to the other Party hereunder in accordance with what is set out in Appendix 2 to this Agreement.

“Force Majeure Event” shall have the meaning set out in Section 15.1.1 below.

“Gates” means the dates agreed between the Parties, and which shall be based on VPDS, when the Volvo Technology , or parts thereof, shall have been delivered to and accepted by Polestar, and which shall, unless otherwise stated in this Agreement, be Program Start (PS), Final Data Judgement (FDJ), Launch Readiness (LR), Launch Sign-off (LS) and Final Status Report (FSR), all described in the VPDS.

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Agreement.

License Agreement 4(22)

“Intellectual Property Rights” means Patents, Non-patented IP, Know-How and rights in Confidential Information to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

“Job1” means in relation to this Agreement and the Polestar Vehicle, the date on which the production of the Polestar Vehicle covered by this Agreement starts.

“Job1+90” means in relation this Agreement and the Polestar Vehicle, the date of Final Status Report (FSR), which follows from VPDS and which will take place 90 days after Job1.

“Job1+365” means in relation to this Agreement and the Polestar Vehicle, the date until which variations of the content as specified in Appendix 1 will be introduced to the Polestar Vehicle.

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

“MEP2” means common electrified powertrain including technical content as defined in Appendix 1.

“Non-patented EP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Agreement.

“Object Code” means the compiled version of the Source Code including parameter files.

“Other Polestar Branded Vehicles” means Polestar branded vehicle models other than the Polestar Vehicle.

“Patent” means any patent, patent application, or utility model, whether filed before, on or after the execution of this Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

“Polestar Technology” means technology that does not exist on any other vehicle than Polestar Vehicle and which shall be provided by Volvo Cars and purchased as a service by Polestar or assigned to Polestar under this Agreement, and which is specified as Polestar Technology (Category 1 and for the avoidance of doubt Category 3B. Category 3B however not limited to existence in Polestar Vehicle) in Appendix 1 to this Agreement.

License Agreement 5(22)

“Polestar Vehicle” means the Polestar branded vehicle model Polestar 3.

“PS Unique Volvo Technology” means such Volvo Technology which is specified as PS Unique Volvo Technology (Categoiy 2) in Appendix 1 to this Agreement, for which IP is owned by Volvo Cars and which is licensed exclusively to Polestar including but not limited to access to drawings, specifications, calculations, protocols(including test protocols), software (Object Code and Source Code), methods, processes and any similar deliverables needed for Polestar to make use of the licensed technology.

“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

“Source Code” means human-readable program statements written by a programmer or developer in a high-level or assembly language that are not directly readable by a computer and that need to be compiled into object code before they can be executed by a computer.

“SPA2” means Volvo Cars modular product architecture that enables integration of hybrid electric vehicles and battery electric vehicles in the same vehicle model.

“Territory” means China.

“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Agreement.

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against third parties.

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

The right to “have made” is the right of the Parties in their capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for the Parties and does not include the right to grant sub-licenses to another person to make for such person’s own use or use other than for the Parties.

“Volvo IP” means Know-How, Intellectual Property Rights and all other deliverables and/or materials either

(a)

(i) owned by Volvo Cars, or (ii) created, developed or invented by directors, managers, employees or consultants of Volvo Cars (to which Volvo Cars has licensed rights instead of ownership and the right to grant a sub-license), during or prior to the execution of this Agreement or din ing the term of the Agreement, or

License Agreement 6(22)

(b)	licensed by Volvo Cars from any Third Party to which Volvo Cars has the right to grant a sub-license and/or to assign such license to Polestar.

“Volvo Technology” means the Volvo IP that shall be licensed to Polestar under this Agreement, and which is specified as Volvo Technology (Category 3 and 4) in Appendix 1 to this Agreement and for which IP is owned by Volvo Cars including but not limited to access to drawings, specifications, calculations, protocols(including test protocols), software (Object Code and Source Code), methods, processes and any similar deliverables needed for Polestar to make use of the licensed technology.

“Volvo Supplier License Technology” means the Volvo Technology and Polestar Unique Volvo Technology which is owned by a Third Party and licensed to Volvo Cars, and which license shall be sublicensed to Polestar, under this Agreement.

“VPDS” means Volvo Cars’ procedures in development projects, ‘Volvo Product Development System’.

“Way Of Working” means the level of way of working set out in Section 2.2.2 below.

2.	SCOPE OF THE AGREEMENT

2.1	General

2.1.1

The Parties acknowledge that the Parties, prior to the signing of this Agreement, have started performing work in relation to the technology that is licensed this Agreement and that this Agreement shall govern this work irrespectively when it has been performed.

2.1.2	Upon Polestar’s request, the Parties have agreed that the Fee shall be a fixed price. Polestar will pay the fixed price irrespecitvly of their actual usage of the licensed technology.

2.1.3	The Appendices shall be considered an integral part of this Agreement and any reference to the Agreement shall include the Appendices.

2.1.4

In the event there are any contradictions or inconsistencies between the terms of this Agreement and the appendices hereto, the Parties agree that they shall prevail over each other in the following order if not specifically stated otherwise in such document or the context or circumstances clearly suggest otherwise:

(a) this Agreement;

(b) Appendix 1 - Polestar 3 Technical Content;

(c) Appendix 3 - Governance and Changes Structure;

(d) Appendix 2 - Fee.

License Agreement 7(22)

2.2	Way of Working

2.2.1

Before entering into this Agreement, Polestar has been informed about the development and service processes and procedures that Volvo Cars is applying for its internal work and which Volvo Cars will be using when performing its obligations under this Agreement.

2.2.2

Under this Agreement, Volvo Cars shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the work to be performed, including being fully acquainted with Polestar’s specific requirements. Volvo Cars shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this Agreement. Volvo Cars shall work according to the same standard of care and professionalism that is done in Volvo Cars’ internal development projects. Such standard of care and professionalism, as well as Volvo Cars’ performance of its undertakings under this Agreement, shall however at all times correspond to Industry Standard. If Volvo Cars uses its Affiliates and/or subcontractors to perform its responsibilities under this Agreement, the same way of working shall apply as if such performance was made by Volvo Cars itself.

2.2.3

Volvo Cars shall ensure that it has sufficient resources to perform its responsibilities under this Agreement. Furthermore, Volvo Cars undertakes to ensure that any development of the Volvo Technology will not be given lower priority than other Volvo Cars internal similar projects.

2.2.4

The Parties acknowledge that Polestar Performance AB will, on Polestar’s behalf, ensure that it has sufficient resources to perform its responsibilities under this Agreement and in particular provide Volvo Cars timely with necessary instructions and decisions requested by Volvo Cars, as required for Polestar to fulfil its responsibilities under this Agreement. Furthermore, Polestar and Polestar Performance AB shall use professional and skilled personal for the responsibilities to be performed including being adequately acquainted with Volvo Cars’ specific requirements related to the common development.

2.3	The Volvo Technology

2.3.1	General

2.3.1.1

A commonly agreed specification setting forth, on an overall level, the Volvo Technology to be licensed to Polestar in relation to the Polestar Vehicle and Other Polestar Branded Vehicles is set out in Appendix 1. The details of said specification are available in the Volvo KDP Engineering Database [***] and in the Volvo Lotus Notes Database [***], A final specification of the Volvo Technology shall, subject to good faith and joint discussions between the Parties, be made at Job1+90 as a part of the Final Status Report (FSR) where all agreed deliverables will be finally categorized as Volvo Technology or Polestar Technology jointly by the Parties. All of the aforementioned specifications shall be considered an integral part of Appendix 1 and consequently also this Agreement.

License Agreement 8(22)

2.3.1.2

The license to Volvo Technology shall, in relation to the Polestar Vehicle and Other Polestar Branded Vehicles, include all Volvo IP, which together with relevant Third Party Intellectual Property Rights not included in Volvo IP is reasonably necessary in order to meet the specification set forth in Appendix 1 to this Agreement. In case any such Third Party Intellectual Property Rights not included in Volvo IP is reasonably necessary in order to meet the specification set forth in Appendix 1 to this Agreement, Volvo Cars shall indicate that within the frame of the deliverables under the Volvo Technology. Polestar might thus be required to license Intellectual Property Rights and/or purchase components of Third Parties necessary to produce the Polestar Vehicle. However, Volvo Cars shall use reasonable efforts to ensure that Third Party Intellectual Property Rights are possible to sublicense or assign to Polestar.

2.3.2	General Limitations

2.3.2.1

The Volvo Technology that will be licensed under this Agreement is defined and described in Appendix 1 and that content is the basis for the Fee. The Parties acknowledge and agree that the details of such technology might not have been finalised at the time of entering into this Agreement. The technical functions are defined, but detailed deliverables will be updated and agreed according to Section 8, as the development progresses up until Job1+90 at the latest.

2.3.2.2

For the avoidance of doubt, Volvo Cars shall not under this Agreement manufacture the Polestar Vehicle, any components of the Volvo Technology, or integrate any such components or the Volvo Technology into Polestar’s production of vehicles.

2.3.3	Limitations in relation to the Volvo Supplier License Technology

Polestar acknowledges that the Volvo Supplier License Technology is owned by Third Parties and that Volvo Cars may not be allowed to grant a license without consent from such relevant Third Party.

The grant of a license to Volvo Supplier License Technology is thus subject to any limitations which may be applicable to the rights granted to Volvo Cars by the Third Party owning the Intellectual Property Rights to such Volvo Supplier License Technology, and will not take effect until Volvo Cars has received the relevant consent from the Third Party.

If Volvo Cars has not received the relevant consent from the Third Party within twelve (12) months from the signing date of this Agreement no license grant to Volvo Supplier License Technology shall occur, nor be considered to have occurred, and the Fee shall be reduced corresponding to the the part of the Fee that relates to the Volvo Supplier License Technology to which Volvo Cars has not received relevant consent in time. If such a reduction is not feasible to determine, it shall be negotiated between the Parties in good faith.

License Agreement 9(22)

3.	LICENSE GRANT

3.1	License grant

3.1.1

Volvo Cars undertakes to grant Polestar a license to the Volvo Technology covered by this Agreement. For the avoidance of doubt any software included in the Volvo Technology the following shall apply: Polestar may use the Object Code in its delivered format, whether modified or unmodified, without limitations. Polestar may not transfer or sublicense the Source Code to any Third Party, in whole or in part, in any form, whether modified or unmodified.

3.1.2

Such license shall, exept for what is set out in Section 3.2 below or unless otherwise agreed in this Agreement, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Volvo IP included in the license described hereunder)), non-assignable and give Polestar a right to, within the Territory and only in relation to the Polestar Vehicle and Other Polestar Branded Vehicles;

(a)	Use, in whole or in part, the Volvo Technology covered by this Agreement and any Volvo Cars’ Background IP necessary to make Use of such Volvo Technology; and

(b)

design, engineer, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the Volvo Technology and the Background IP referred to in (a) above (in whole or in part).

3.1.3	Nothing in this Agreement shall be construed as to give Polestar any rights, including but not limited to any license rights (express or implied), to any Volvo IP, except as expressly stated herein.

3.1.4

The license to be granted to Polestar in accordance with Section 3.1.1 and 3.1.2 above shall be fully sub-licensable to the Polestar’s Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from Volvo Cars, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Volvo Cars is an example of what could be deemed unreasonable) or delayed. For the avoidance of doubt, Volvo Cars shall be free to Use and to grant licenses to Volvo Technology and any Volvo Cars’ Background IP to Volvo Cars’ Affiliates and any Third Parties without prior written consent from Polestar Performance AB.

3.2	PS Unique Volvo Technology

3.2.1	In addition to what is set forth in Section 3.1, what is set forth in this Section 3.2 shall apply in relation to PS Unique Volvo Technology.

3.2.2

Any license granted in Section 3.1.2 shall, in relation to PS Unique Volvo Technology be exclusive instead of non-exclusive. As a consequence thereof Volvo Cars shall have no right to make any Use whatsoever of, or to grant any further licenses to, any such PS Unique Volvo Technology. With the exception of what is set out in this Section 3.2, Section 3.1 shall apply to PS Unique Volvo Technology.

License Agreement 10(22)

3.2.3

In the event Volvo Cars (i) in its sole discretion, determines that the PS Unique Volvo Technology, or parts thereof, shall no longer be PS Unique Volvo Technology but instead be such ordinary Volvo Technology covered only by Section 3.1 above Volvo Cars should pay Polestar a compensation. The compensation should equal [***] of the amount included in the Fee for such PS Unique Volvo Technology. In this case the following shall apply. Such PS Unique Volvo Technology shall immediately, upon Volvo Cars’ payment of the compensation, no longer be considered PS Unique Volvo Technology but instead be considered ordinary Volvo Technology and what is set out in Section 3.1 above shall thus apply instead. For the avoidance of doubt, this inter alia implies that such previous exclusive license granted by Volvo Cars to Polestar shall instead become non-exclusive. For avoidance of doubt, Volvo Cars’ right under this Section 3.2.3 may be exercised at any time also after the term of this Agreement.

3.3	Third Party assignments

If the rights to any subject matter to which a license is granted under this Agreement is assigned by a Party to any Third Party, such Party shall ensure that said license is binding also upon the Third Party.

4.	INTELLECTUAL PROPERTY RIGHTS

4.1	Ownership rights

4.1.1

Each Party remains the sole and exclusive owner of (i) any Background IP and other Intellectual Property Rights owned, developed or otherwise acquired prior to the execution of this Agreement, (ii) any Intellectual Property Rights developed independently of this Agreement, and (iii) any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned by such Party

4.1.2

Volvo Cars remains the owner and holder of all Volvo IP, including any Volvo Technology and Volvo Cars’ Background IP, as well as any and all modifications, amendments and improvements thereof. Nothing in this Agreement shall be deemed an assignment of ownership of any Volvo IP, including any Volvo Technology and Volvo Cars’ Background IP, from Volvo Cars to Polestar.

4.2	Polestar brand name

4.2.1

For sake of clarity, it is especially noted that this Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind.

4.2.2

This means that this Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

License Agreement 11(22)

4.3	Volvo brand name

4.3.1

Correspondingly, it is especially noted that this Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property Rights can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

4.3.2

This means that this Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

4.4	Suspected infringement

4.4.1	Either Party shall promptly (upon becoming aware) notify the other Party in writing of:

(a)

any conduct of a Third Party that such Party reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of any Intellectual Property Rights licensed to such Party hereunder; or

(b)

any allegations made to such Party by a Third Party that any Intellectual Property Rights licensed hereunder are invalid, subject to cancellation, unenforceable, or are a misappropriation of any Intellectual Property Rights of a Third Party.

4.4.2

In the event that a Party has provided the other Party a notification pursuant to Section above, and the other Party decides not to take any action against the Third Party, the other Party may approve in writing that such Party shall be entitled to itself take action against the Third Party at its own cost. If the other Party approves, it shall provide reasonable assistance to such Party, as requested by such Party at its own expense. If the other Party does not approve to such Party taking such action, the issue should be escalated to the relevant governance forum on high governance level for decision.

4.4.3

For the avoidance of doubt, Volvo Cars has no responsibility in relation to Polestar in the event the Volvo Technology is alleged to infringe in any Third Party’s Intellectual Property Rights and as a consequence Volvo Cars has no obligation to defend and hold Polestar harmless from and against any alleged infringements, except as set forth in Section 10.3 below.

License Agreement 12(22)

5.	FEE, PAYMENT TERMS

5.1	Fee

5.1.1

In consideration of the licenses granted hereunder and the Parties’ performance of their respective obligations under this Agreement, each Party agrees to pay to the other Party the Fee under the payments terms as described in Appendix 2.

6.	AUDITS

6.1.1

During the term of this Agreement, Polestar shall have the right to, upon reasonable notice in writing to Volvo Cars, inspect Volvo Cars’ books and records related to the Volvo Technology and the premises where the work to finalise the Volvo Technology is carried out, in order to conduct quality controls and otherwise verify the statements rendered in this Agreement.

6.1.2

Audits shall be made during regular business hours and be conducted by Polestar or by an independent auditor appointed by Polestar. Should Polestar during any inspection find that Volvo Cars or the Volvo Technology do not fulfil the requirements set forth herein, Polestar is entitled to comment on the identified deviations. Volvo Cars shall, upon notice from Polestar, take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to relevant governance forum on high governance.

7.	DELIVERY AND ACCEPTANCE

7.1

Volvo Cars shall provide the Volvo Technology, covered by this Agreement, (or if not finalised, any part of the Volvo Technology that has been finalised) to Polestar at the Gates or otherwise promptly after any part of the Volvo Technology has been finalised.

7.2

The Volvo Technology (or finalised part thereof) in question shall be provided by Volvo Cars to Polestar by electronically loading files with the relevant information into the Data Room, except for the Object Code and the Source Code, which shall only be made available in the Data Room Software

7.3

Delivery of any Volvo Technology (or parts thereof), covered by this Agreement, occurs when the delivery at the respective Gates meets the requirements for that Gate set out in this Agreement, however subject to Section 8.2.1 and that Polestar has accepted such delivery in accordance with what is set out below in this Section 7.

7.4

Polestar shall accept the delivery of the Volvo Technology, and parts thereof, at the respective Gates, unless the Volvo Technology upon delivery at that Gate deviates from the requirements set forth in this Agreement. Unless otherwise noted in the minutes from the respective Gate, it is assumed that Polestar has accepted the delivery.

7.5

If the Volvo Technology has been delivered in accordance with this Section 7, but Polestar has not accepted the delivery in time (j.e. at the Gates or as agreed in this Agreement) nor objected to the delivery due to it deviating from what is set out in Section 8.2.1, the delivery shall be deemed accepted by Polestar. This shall apply at each Gate for each step.

License Agreement 13(22)

8.	DELAYS, DEFECTS ETC.

8.1	Delay

8.1.1

Volvo Cars shall be deemed to be in delay when Job1 is not met, unless the delay is caused by Polestar or the Parties have agreed for an extension of the time for meeting Job1 upon which the new agreed delivery date shall be relevant for determining whether Volvo Cars is in delay.

8.1.2

The Polestar Vehicle is based and dependent on SPA2 that is currently being developed. Polestar acknowledges that the development time plan for SPA2 is directly linked to this Agreement and that any delay in the SPA2 development could have direct implications on the deliverables. The Parties acknowledge the fact that SPA2 development is currently scheduled for [***]. If SPA2 will be introduced later than [***],

Section 8.1.3 below shall apply.

8.1.3

If Volvo Cars is in delay, or at any time believes that Job1 will not, or is unlikely to, be met in time, Volvo Cars shall inform Polestar of the reasons for and consequences of not meeting Job1 at the agreed date and shall provide additional resources, to ensure that the requirements for Job1 is met as soon as possible. Related costs shall be included in the Fee.

8.1.4	A change in Volvo Cars’ cycle plan that would have an effect on the Polestar Vehicle’s Job1 shall be agreed between the Volvo Cars and Polestar Performance AB.

8.1.5	The Parties acknowledge that Volvo Cars’ delay may be subject to Section 14.4.

8.1.6	No other remedies than as set forth in Sections 8.1.2—8.1.5 are available.

8.2	Defects in delivery

8.2.1

In the event the Volvo Technology, or any part thereof, after having met a Gate, are faulty or defective, Volvo Cars shall, if such fault or defect is discovered and/or notified to Volvo Cars before Job1+90, remedy such incompliance, fault or defect as soon as possible. Related costs shall be included in the Fee.

8.2.2	The Volvo Technology will not be considered faulty or defective if Volvo Cars has adhered to the Way Of Working when developing it.

8.2.3

Polestar shall not be responsible for costs that relate to work that does not meet the standards used by Volvo Cars when performing similar work for Volvo Cars or work having been performed by personnel not qualified for such work, in breach of Section 2.2.2, as long as such costs would not have occurred had the work been properly executed or performed by qualified personnel.

License Agreement 14(22)

8.3	Effects of Polestar’s actions

8.3.1

Notwithstanding what is set out above in this Section 8, Polestar shall be responsible for costs relating to delays which are due to Polestar’s non-fulfillment of any of its obligations under this Agreement. Further, any such delays which are due to Polestar shall give a corresponding extension of time to Volvo Cars for meeting any affected Gate. Time plan and cost consequences for Polestar’s requests for changes to the Volvo Technology are to be handled in accordance with Appendix 3.

8.3.2

Notwithstanding what is set out above in this Section 8, Polestar shall be responsible for costs relating to faults and defects which are due to Polestar’s non-fulfillment of any of its obligations under this Agreement.

9.	WARRANTIES

9.1	General warranties

Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)

the execution, delivery and performance of this Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

10.	INDEMNIFICATION

10.1	General

10.1.1

The Parties acknowledge that all Volvo Technology, and any Volvo Cars’ Background IP, is licensed to Polestar on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 9.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law. However, the above does not exclude Volvo Cars’ limited undertaking in Section 8.2.1 above.

10.1.2

In addition, Volvo Cars does not make any warranties or representations as regards the functionality of any Volvo Technology, Volvo Cars’ Background IP in relation to the Polestar Vehicle and/or Other Polestar Branded Vehicles. Polestar hereby releases Volvo Cars from all liability (and accordingly, cannot claim damages, compensation,

License Agreement 15(22)

price reduction etc.) in respect of errors, defects and deficiencies in any Volvo Technology, Volvo Cars’ Background IP of whatever kind, whether visible or latent, including but not limited to errors of fact or law, errors regarding right of disposition, physical defects and deficiencies and damages arising due to product liability after the Volvo Technology have been delivered to Polestar, however excluding Volvo Cars’ limited undertakings in Section 8.2.1 above.

10.1.3

The principles set out in this Section 10 is reflected in the Fee and the fact that Volvo Cars is not a supplier or consultant of systems or technical solutions, such as the Volvo Technology, but merely a car manufacturer which normally only develops technical solutions for its own business purposes.

10.1.4

The principles set forth in this Section 10 are exclusive. Without limiting the generality of the foregoing in this Section 10, the Parties agree that no other remedy whatsoever under any statute, law or legal principle shall be available to Polestar in relation to the licenses and/or work to be granted and/or performed by Volvo Cars hereunder.

10.2	Polestar’s indemnification

10.2.1

Polestar shall indemnify and hold harmless Volvo Cars and each of its Affiliates from and against any and all direct or indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings arising out of or in connection with Polestar’s use of any Volvo Technology and/or Volvo Cars’ Background IP, including but not limited to any Third Party claims on Intellectual Property Rights infringement.

10.2.2

Polestar shall indemnify and hold harmless Volvo Cars and each of its Affiliates from and against any and all direct or indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings sustained by any of them, arising from any Third Party with respect to the death or injury to any person, or damage to property, by whomsoever suffered, resulting or claimed to have resulted from any fault or defect in the Polestar Vehicle or Other Polestar Branded Vehicles.

10.2.3

Volvo Cars shall after receipt of notice of a claim related to Polestar’s use of any Volvo Technology and/or Volvo Cars’ Background IP from Volvo Cars, or a claim which may reasonably be indemnifiable pursuant to Section 10.2.2 above, notify Polestar of such claim in writing and Polestar shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Polestar shall at all times keep Volvo Cars informed of the status and progress of the claim and consult with Volvo Cars on appropriate actions to take. If Polestar fails to or chooses not to take actions to defend Volvo Cars within a reasonable time, or at any time ceases to make such efforts, Volvo Cars shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Polestar’s cost. Any settlement proposed by Polestar on its own account must take account of potential implications for Volvo Cars and shall therefore be agreed in writing with Volvo Cars before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

License Agreement 16(22)

10.3	Volvo’s indemnification

10.3.1

Volvo Cars shall indemnify and hold harmless Polestar and each of its Affiliates from and against any and all direct or indirect losses, liabilities, damages, costs, expenses (including all interest, penalties, reasonable legal and other professional fees, costs and expenses), actions, charges, fines, claims and proceedings sustained by any of them, arising from any Third Party with respect to the death or injury to any person, or damage to property, by whomever suffered, resulting or claimed to have resulted from any fault or defect in any Volvo branded vehicle.

10.3.2

Polestar shall after receipt of notice of a claim which may reasonably be indemnifiable pursuant to Section 10.3.1 above, notify Volvo Cars of such claim in writing and Volvo Cars shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Volvo Cars shall at all times keep Polestar informed of the status and progress of the claim and consult with Polestar on appropriate actions to take. If Volvo Cars fails to or chooses not to take actions to defend Polestar within a reasonable time, or at any time ceases to make such efforts, Polestar shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Volvo Cars’ cost. Any settlement proposed by Volvo Cars on its own account must take account of potential implications for Polestar and shall therefore be agreed in writing with Polestar before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

11.	LIMITATION OF LIABILITY

11.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement.

11.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with a this Agreement shall be limited to ten (10) percent of the Fee payable by Polestar to Volvo Cars under this Agreement.

11.3	The limitations of liability set out in this Section 11 shall not apply in respect of damage;

(a)	caused by wilful misconduct or gross negligence, or

(b)	caused by a Party’s breach of the confidentiality undertakings in Section 13 below.

License Agreement 17(22)

12.	GOVERNANCE AND CHANGES

12.1	Governance

12.1.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Agreement, including its Appendices as well as issues and/or disputes arising under this Agreement.

12.1.2	The Parties agree that governance in respect of this Agreement shall be handled in accordance with what is set out in Appendix 3.

12.1.3

The governance and co-operation between the Parties in respect of this Agreement shall primarily be administered on an operational level. In the event that the Parties on an operational level cannot agree, each Party shall be entitled to escalate such issue in accordance with what it set forth in Appendix 3 to this Agreement. In the event that the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and the procedure set forth in Section 17 shall apply.

12.2	Changes and Costs

12.2.1

The Parties can request changes to the technical content in Appendix 1 within the time frame set forth in this Agreement, which shall be handled in accordance with the procedure set forth in the Appendix 3.

12.2.2

Volvo Cars has an obligation to, upon either Party’s request, handle change management in accordance with the change management procedure described in Appendix 3 in relation to technologies covered by the licences:

(a)

included in the technical content as set forth in Appendix 1 (i) for the Job1 deliveries up until Job1+90 days and (ii) for the Job1+365 deliveries up until Job1+365+90 days. Such change management is included in the Fee;

(b)	not included in the technical content as set forth in Appendix 1. Such change management is not included in the Fee;

(c)

however, 90 days after Job1 and/or Job1+365 deliveries, any changes to the Volvo Technology in relation to the Polestar Vehicle shall be subject to the Parties entering into a separate change management agreement. Thus, this Agreement shall not apply in relation to any such changes. Further, Volvo Cars shall have no responsibility for the Volvo Technology 90 days after any Job1 and/or Job1+365 deliveries.

13.	CONFIDENTIAL INFORMATION

13.1

All Confidential Information shall only be used for the purposes set forth in this Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.1 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

License Agreement 18(22)

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and make use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

13.2

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

13.3

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

13.4

If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

13.5

For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in any Volvo Technology to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Volvo Cars.

License Agreement 19(22)

13.6	This Section 13 shall survive the expiration or termination of this Agreement without limitation in time.

14.	TERM AND TERMINATION

14.1

This Agreement shall become effective as set forth in the preamble to this Agreement and shall remain in force during the validity of the license period of the license granted to Polestar under this Agreement, unless terminated in accordance with Section 14.2 or 14.4 below or partly cancelled in accordance with Sections 0 or 14.8 below.

14.2	Either Party shall be entitled to terminate this Agreement with immediate effect in the event;

(a)

the other Party commits a material breach of the terms of this Agreement, which has not been remedied within sixty (60) days from written notice fr om the other Party to remedy such breach (if capable of being remedied);

(b)

the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors; or

14.3	For avoidance of doubt, either Party not paying the Fee, without legitimate reasons for withholding payment, shall be considered a material breach for the purpose of this Agreement.

14.4

Polestar is entitled to terminate this Agreement with immediate effect in case Volvo Cars acts in breach of what is set forth in Sections 8.1 or 8.2 and has not within onehundredtwenty (120) days from written notice from Polestar to remedy such breach (if capable of being remedied), taken necessary measures and/or remedy such incompliance, delay, fault or defect and after such issue has been escalated in accordance with the escalation principles set out in Section 17.1 below.

14.5

None of the Parties shall be entitled to cancel any delivery of Volvo Technology (for the avoidance of doubt not including PS Unique Volvo Technology) unless both Parties agree on the termination and how to split the costs.

14.6

14.7

Polestar shall be entitled to cancel any delivery of PS Unique Volvo Technology by Volvo Cars under this Agreement for convenience upon thirty (30) days written notice to Volvo Cars. In such event, Volvo Cars shall, upon request from Polestar, promptly make available in the Data Room (if applicable) any and all parts of the Volvo Technology which have been finalised for delivery on the effective date of the cancellation.

14.8

In the event Polestar cancels any delivery of the PS Unique Volvo Technology in accordance with Section 0 above, the Fee shall correspond to the part of the Fee that relates to (i) PS Unique Volvo Technology existing at the execution of this Agreement, (ii) Volvo Cars’ costs for the work performed under this Agreement up, until and including the effective date of the cancellation, including the mark-up otherwise applied to calculate the Fee for the PS Unique Volvo Technology and (iii) any other proven costs Volvo Cars has incurred.

License Agreement 20(22)

15.	MISCELLANEOUS

15.1	Force majeure

15.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors.

15.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under this Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

15.2	Notices

15.2.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

License Agreement 21(22)

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any Party by email, such Party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

15.2.2	All such notices, demands, requests and other communications shall be sent to following addresses:

To Volvo Cars:

Volvo Car Corporation

56214 Partnerships & Alliances

Attention: [***]

SE-405 31 Gothenburg, SWEDEN

Email: [***]

With a copy not constituting notice to:

Volvo Car Corporation

General Counsel

50090 Group Legal and Corporate Governance

SE-405 31 Gothenburg, SWEDEN

Email: legal@volvocars.com

To Polestar:	Polestar Performance AB Polestar Business Office Attention: [***] Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, SWEDEN Email: [***]

With a copy not constituting notice to:

Polestar Performance AB Legal Department Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, SWEDEN Email: legal@polestar.com

15.3	Assignment

15.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent.

15.3.2	Notwithstanding the above, each Party may assign this Agreement to an Affiliate without the prior written consent of the other Party.

15.4	Waiver

Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing Party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

License Agreement 22(22)

15.5	Severability

In the event any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended.

15.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement.

15.7	Amendments

Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

15.8	Survival

15.8.1

If this Agreement is terminated or expires pursuant to Section 14 above, Section 3 (License Grant), Section 13 (Confidential Information), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

15.8.2

Notwithstanding Section 15.8.1 above, if this Agreement is terminated due to Polestar not paying the Fee without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination.

16.	GOVERNING LAW

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles.

17.	DISPUTE RESOLUTION

17.1	Escalation principles

17.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes in the governance forum Volvo Polestar Executive P&Q Steering Committee, described in Appendix 3, a deadlock situation shall be deemed to have occurred and any of the Parties can notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice as set forth in Section 15.2.2 above and

License Agreement 23(22)

this Section. In such deadlock notice the reasons and preferred solution for the deadlock situation shall be stated. Upon the receipt of such a deadlock notice, the receiving Party shall within ten (10) days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement in accordance with what it set forth this Section 17.1. Each such statement shall be considered by the next regular meeting held by the Volvo Polestar Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

17.1.2

The members of the Volvo Polestar Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Volvo Polestar Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Volvo Polestar Steering Committee without undue delay. If the Volvo Polestar Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall ensure that such resolution or disposition is folly and promptly carried into effect.

17.1.3

If the Volvo Polestar Steering Committee cannot settle the deadlock within thirty (30) days from the deadlock notice, despite using reasonable endeavours to do so, such deadlock will be referred to the respective CEO and CFO of the two owners of Polestar on the signing date of this Agreementfor decision. Should the matter not have been resolved by the respective CEO and CFO of the two owners of Polestar on the signing date of this Agreementwithin thirty (30) days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below.

17.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

17.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the respective CEO and CFO of the two owners of Polestar on the signing date of this Agreementin the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

17.2	Arbitration

17.2.1

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three arbitrators.

17.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

License Agreement 24(22)

17.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

17.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

This Agreement has been signed in two (2) originals, of which the parties have received one (1) each. The Parties acknowledge that this Agreement shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

VOLVO	CAR CORPORATION

Place: Gothenburg

Signature:	/s/ Hans Oscarsson	Signature:	/s/ Maria Hemberg

Hans Oscarsson, CFO		Maria Hemberg, SVP General Counsel
Clarification of signature and title		Clarification of signature and title

POLESTAR NEW ENERGY VEHICLE CO. LTD.

Place:

Signature:	/s/ Thomas Ingenlath	Signature:	/s/ Zhang Yi Ian

Thomas Ingenlath, CEO		Zhang Yi Ian, CFO
Clarification of signature and title		Clarification of signature and title

APPENDIX I

POLESTAR 3 TECHNICAL SPECIFICATION

[***]

APPENDIX 2

FEE

[***]

Appendix 3

Governance and Change Structure

1.	GENERAL

1.1	This Appendix 3 outlines the governance structure for this Agreement between the two Parties as well as how to handle changes along the development project.

2.	DEFINITIONS

2.1

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Appendix have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

3.	GOVERNANCE STRUCTURE

3.1	Product Development

3.1.1

The governance and co-operation between the Parties in respect of this Agreement shall primarily be administered on an operational level. The operational level for the product development is defined by the forum called Design Review Meeting (“DRM”). This meeting will handle issues where a decision regarding deviations from objectives have to be made, for example technical changes, re-categorization of development streams, attribute deviations, time consequences, delays, quality, cost consequences and prioritisation of development activities or other aspects relating to the cooperation between the Parties. This meeting will also confirm the change management logged as Cross Brand Service Request in the Polestar Intake Meeting (“CBSR”) including price effects of change requests, which is further described in Section 4.2. For Polestar Technology and PS Unique Volvo Technology, Polestar has the right for final decision. For Volvo Technology, Volvo Cars has the right for final decision related to the development. However, the decisions made for the Volvo Technology will consider the Polestar share and Polestar will be involved in the decisions to an extent corresponding to their share. The participants at the DRM is the Volvo Cars Technical Project Leader and the Polestar Product Manager, as well as relevant experts from both Parties related to the subjects discussed. The DRM is held weekly.

3.1.2

If the DRM cannot make the decision or if Polestar objects to a decision or Polestar find that a decision is not made in time and decides to escalate an issue, the next governance level is the Polestar Program Governance Meeting (“PPGM”). The PPGM is overseeing the project at a high level delivery status, with key item reports and key activity forecasts. The forum decides on escalated issues and also decides on changes that have a cost impact. Items regarding manufacturing engineering and procurement may also be handled in the PPGM in the event that the item effect Product Development. The participants at the PPGM is the Volvo Cars Technical Project Leader, Volvo Cars Project Finance Lead and Volvo Cars Vehicle Line Manager and Polestar Project Manager. The PPGM is held weekly, unless the Parties agree otherwise.

3.1.3

The next governance level for product development is the Executive P&Q Steering Committee. This Steering Committee is handling the future direction and strategic relationship between the Parties. The forum decides on escalated issues and changes that have a major cost impact. The participants at the Executive P&Q Steering Committee is Volvo Cars Head of P&Q and Volvo Cars Head of Global Procurement and Polestar CEO and Polestar Head of R&D, as well as other relevant participants from both Parties related to the subjects discussed. The meeting chair is Volvo Cars Head of P&Q and the meeting is held monthly.

3.2	Joint Governance Level

3.2.1

In the event that Polestar objects to decisions made in the Executive P&Q Steering Committee and the Parties cannot agree on a joint solution for disagreements or disputes handled, the final governance level is the Volvo Polestar Steering Committee. The participants in the Volvo Polestar Steering Committee is Volvo CEO and CFO and Polestar CEO and CFO, as well as other relevant participants from both Parties related to the subjects discussed. The meeting is held monthly or as otherwise agreed, based on escalated items.

3.2.2

If the Volvo Polestar Steering Committee cannot settle the disagreement, such deadlock will be referred to the respective CEO and CFO of the two owners of Polestar on the signing date of this Agreement, for deadlock resolution, according to the escalation principles described in the Agreement Section 18.

3.2.3	The governance structure between Volvo Cars and Polestar is illustrated in a picture at the end of this appendix.

4.	DESCRIPTION CHANGE MANAGEMENT

4.1

As defined in the Agreement Section 13.2, Polestar and Volvo Cars can request changes, which shall be handled in accordance with the procedure set forth in this Appendix 3. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

4.2

A change requested by Polestar or Volvo Cars is to be sent to the CBSR meeting and logged in the already established SharePoint site. The CBSR will then appoint the request to the responsible function department to investigate the request for consequences of technology, time plan, cost and resources. The request will be reviewed cross-functionally, including tax, before the response is presented to Polestar for decision. Polestar then decides, based on the quotation presented in the CBSR, if the change request will be introduced. The decision is agreed in writing and documented in the SharePoint site at a CBSR.

4.3	A change requested by Polestar and sent to the CBSR may also be denied, if the request is deemed unable to be realized due to for instance technical consequences, time schedule or lack of resources.

4.4

The Parties acknowledge that Volvo Cars will not perform in accordance with a change request submitted by Polestar until agreed in writing between the Parties. Until there is an agreement about the requested change, all work shall thus continue in accordance with the existing specification set forth in this Agreement unless Polestar requests Volvo Cars to pause the work until an agreement is reached.

4.5

The cost consequence for a change request will be handled based on the quotation presented in the CBSR, and the amount will be invoiced to Polestar quarterly added to the payment plan described in Appendix 2. If a change request results in a cost reduction, the fixed price amount defined in Appendix 2 will be deducted with the quoted reduction from the CBSR.

4.6

For the avoidance of doubt the Parties acknowledge that Volvo Cars will be entitled to make changes to the Volvo Technology, as long as the specification in Appendix 1 is met. The Parties undertake to act in good faith and to agree on the consequences of any such changes for Polestar. If the Parties cannot agree on such suggested change of Volvo Technology, Volvo Cars shall still be entitled to carry out said change and the result thereof will be considered Volvo Technology. In this event Polestar may stay with the original technology, which will then be considered PS Unique Volvo Technology delivered by Volvo Cars to an additional fee.

4.7

The costs relating to changes to the development work requested by Polestar shall, in relation to Volvo Technology, be allocated based on the category of the relevant development (i.e. whether the results shall be considered Volvo Technology or PS Unique Volvo Technology) in accordance with what is set forth in the Agreement (if applicable) and Appendix 1. Further, the costs relating to changes to the development work requested by Polestar shall, in relation to Polestar Technology, be allocated based on the category of the relevant development (i.e. whether the results shall be considered Common Polestar Technology or such Polestar Technology not being Common Polestar Technology) in accordance with what is set out in in the Agreement (if applicable) and Appendix 1.

4.8

For the avoidance of doubt, the Parties acknowledge that Polestar shall be responsible for all costs relating to changes requested by Polestar in relation to such Polestar Technology to which Volvo Cars has not been granted a license pursuant to in the Agreement.

4.9

For the avoidance of doubt, any changes under this Agreement made in relation to the Polestar Technology after the effective date of this Agreement, shall automatically upon creation also be delivered as a service to Polestar in accordance with what is set forth in Section 3 in the Agreement. Correspondingly, any changes under this Agreement made to the Volvo Technology after the effective date of this Agreement, shall automatically upon creation also be included in the license granted to Polestar in Section 4 in the Agreement. Any changes under this Agreement made in relation to the Volvo Technology or Polestar Technology, respectively, as set forth in this Appendix 1, shall thus upon execution be included in the definition of Volvo Technology or Polestar Technology, as applicable.

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Side Letter

201906309

SIDE LETTER

This side letter (“Side Letter”) is entered into on 30 June 2019 and made between:

Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”);

Volvo Cars (China) Investment Co., Ltd. Reg. No. 913101145574653825, a limited liability company incorporated under the laws of the People’s Republic of China (“Volvo Cars China”);

Polestar Performance AB, Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden (“Polestar”); and

Polestar New Energy Vehicle Co. Ltd., Reg. No. 91510100MA6BX1H33P, a limited liability company incorporated under the laws of the People’s Republic of China (“Polestar China”).

Each of Volvo Cars, Volvo Cars China, Polestar and Polestar China are hereinafter referred to as a “Party” and jointly as the “Parties”. Volvo Cars and Volvo Cars China are jointly referred to as the “Volvo Cars Entities” and Polestar and Polestar China are jointly referred to as the “Polestar Entities”.

BACKGROUND

A.	The Parties have entered into four separate license and service agreements for the development of the Polestar Vehicle and related services.

B.	The Parties now wish to clarify in writing the contractual setup and the relationship between the four Agreements, as set out below.

C.	It is also noted that the payments to Volvo Cars under the Agreements may be subject to withholding tax (“WHT”) and Polestar Entities shall compensate Volvo Cars as stated in the Side Letter.

D.	Unless otherwise defined in this Side Letter, capitalized terms used herein shall have the meaning ascribed to them in each of the Agreements.

1	CONTRACTUAL SET-UP

1.1	There are four separate agreements that will be signed together with this Side Letter:

(a)	License and Service Agreement between Volvo Cars and Polestar (“License and Service Agreement RoW”),

(b)	License Agreement between Volvo Cars and Polestar China (“License Agreement China”),

(c)	Service Agreement between Volvo Cars and Polestar China (“Service Agreement RoW”),

(d)	Service Agreement between Volvo Cars China and Polestar China (“Service Agreement China”).

The four agreements in Section l.l(a)-(d) are together referred to as the “Agreements”.

1.2	Even though the Agreements are four separate agreements with different parties, the Parties acknowledge that their intention is that the Agreements actually constitute one and the same agreement.

2	FEE

2.1	[***]

2.2

The Parties agree that the percentages and amounts set out in Appendix 2 to each of the Agreements referenced in Section 1.1 shall be interpreted in light of the fact that the four Agreements shall actually constitute one and the same agreement. [***]

2.3	In the light of the foregoing, the Parties agree that the below mentioned Sections in Appendix 2 to the above mentioned Agreements shall be interpreted as follows:

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

3	SPLIT OF WHT

3.1	[***]

4	NO SUB-LICENSING BETWEEN THE POLESTAR ENTITIES

4.1

The Parties acknowledge that the rights granted to the Polestar Entities is to some extent sub-licensable to inter alia Polestar Affiliates under the Agreements. It is, however, not the intention of the Parties that the Polestar Entities shall be allowed to sub-license the rights granted under each of the Agreements to each other instead of utilising the rights granted to such Polestar Entity under its own Agreement. In the light of the above, the Polestar Entities shall thus not be allowed to sub-license any of the rights granted under the Agreements between them, but only to other Polestar Affiliates of them as stipulated in each of the Agreements.

2

5	AMENDMENTS

5.1

The Parties agree that, if an amendment is made to one of the Agreements, the Party not being a Party to such amended Agreement agrees to make the corresponding amendment to the Agreement it is a Party to, unless otherwise agreed between the Parties.

6	TERMINATION

6.1	A breach of this Side Letter shall be considered a material breach under each of the Agreements.

7	DISPUTE RESOLUTION

7.1

Any dispute, controversy or claim arising out of or in connection with this Side Letter, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three arbitrators. The Parties’ intention is that the identical arbitration clauses in each of the Agreements, with the exception of the Service Agreement China, shall function as one and the same arbitration agreement entered into between, on the one hand, Volvo Cars, and, on the other hand, Polestar and Polestar China. Accordingly, the Parties agree that any disputes, controversies or claims arising out of or in connection with the License and Service Agreement RoW, the License Agreement China, the Service Agreement RoW, and/or this Side Letter, or the breach, termination or invalidity thereof, may upon request by a party to such agreement be consolidated into one arbitration proceeding.

8	MISCELLANEOUS

8.1

This Side Letter shall become effective as set forth in the preamble of this Side Letter and shall remain in force until all tax decisions to be made by authorities regarding the Agreements and this Side Letter are final.

8.2

This Side Letter is hereby incorporated to, and shall form an integral part of, in relation to the relevant Parties, the relevant Agreements. This Side Letter takes precedence over the Agreements if they are contradictory or ambiguous.

[Signature page follows]

3

This Side Letter has been signed in four (4) originals, of which the parties have received one (1) each. The Parties acknowledge that this Side Letter shall be binding upon the Parties already upon the signing and exchange of scanned version thereof, including scanned signatures.

VOLVO CAR CORPORATION

Place: Gothenburg

/s/ Hans Oscarsson	/s/ Maria Hemberg
Signature	Signature

Hans Oscarsson, CFO	Maria Hemberg, SVP General Counsel
Clarification of signature and title	Clarification of signature and title

VOLVO CAR (CHINA) INVESTMENT CO. LTD

Place: Gothenburg

/s/ Hans Oscarsson	/s/ Maria Hemberg
Signature	Signature

Hans Oscarsson, CFO	Maria Hemberg, SVP General Counsel
Clarification of signature and title	Clarification of signature and title
by POA	by POA

POLESTAR PERFORMANCE AB

Place:
/s/ Thomas Ingenlath	/s/ Zhang Yi Ian
Signature	Signature

Thomas Ingenlath, CEO	Zhang Yi IAN, CFO
Clarification of signature and title	Clarification of signature and title

POLESTAR NEW ENERGY VEHICLE CO. LTD.

Place:
/s/ Thomas Ingenlath	/s/ Zhang Yi Ian
Signature	Signature

Thomas Ingenlath, CEO	Zhang Yi Ian, CFO
Clarification of signature and title	Clarification of signature and title

Agreement No.: PS20-086

Novation Agreement

This Novation Agreement (the “Agreement”) is entered into by and among the following parties on 8 December, 2020.

Polestar New Energy Vehicle Co., Ltd./ , registration number (USCC) 91310000MA1FL17P99, a limited liability company duly incorporated and validly existing under the Laws of People’s Republic of China (the “Transferor”)

Polestar Automotive China Distribution Co., Ltd./ , registration number (USCC) 91310000MA1GWM6F9C, a limited liability company duly incorporated and validly existing under the Laws of People’s Republic of China (the “Transferee”); and

Volvo Car Corporation, registration number 556074-3089, a limited liability company duly incorporated and validly existing under the Laws of Swedish (the “Volvo Cars”).

The above parties shall be hereinafter referred to as a “Party” individually and as the “Parties” collectively.

WHEREAS:

(1)

The Transferor and Volvo Cars entered into a License Agreement in relation to joint development provided under a license to technology related to Polestar 3 car model (the “Original Agreement”) on 30 June, 2019;

(2)	The Transferor and Volvo Cars also entered into an Amendment Agreement to the Original Agreement in December 2019.

(3)	The Transferor agrees to transfer all of the rights and outstanding obligations under the Original Agreement to the Transferee and the Transferee agrees to accept such transfer.

NOW, THEREFORE, the Parties hereby agree as follows:

Article	1 Transfer of Rights and Obligations

1.1

The Parties hereby agree, by execution of this Agreement and subject to the terms and conditions contained herein, that the Transferor hereby transfers all of its rights and outstanding obligations under the Original Agreement to the Transferee, and the Transferee agrees to substitute the Transferor as a party to the Original Agreement, and shall acquire all of the rights of the Transferor under the Original Agreement and undertake all of the outstanding obligations of the Transferor thereunder on the Effective Date (as defined below).

1.2	As of the Effective Date of the Agreement, the Transferor shall not be severally liable for any liability of the Transferee to perform its obligations under the Original Agreement.

1.3	The Transferee confirms that it can fully perform all obligations as they exist under the Original Agreement.

Agreement No.: PS20-086

Article	2 Taxes, Costs and Expenses

The Parties shall be responsible for any taxes, costs and expenses incurred by them respectively in connection with the rights and obligation transfer according to this Agreement.

Article	3 Effectiveness

This Agreement shall become effective on the date that it is duly executed by all the Parties (the “Effective Date”).

Article	4 Governing Law and Dispute Resolution

Sections 16 and 17 of the Original Agreement shall apply to this Agreement as well.

Article	5 Language and Originals

This Agreement shall be made in English and in three originals with each Party keeping one original.

[Signature pages to follow]

2

Agreement No.: PS20-086

IN WITNESS whereof the Parties hereto have executed the Agreement as of the date first above written.

The Transferor: Polestar New Energy Vehicle Co., Ltd./

(Seal)

/s/ Lars Danielson
Legal Representative: Lars DANIELSON

The Transferee: Polestar Automotive China Distribution Co., Ltd./

(Seal)

/s/ Lars Danielson
Legal Representative: Lars DANIELSON

Volvo Cars: Volvo Car Corporation

By:	/s/ Maria Hemberg	By:	/s/ Carla De Geyseleer

Printer Name:	Maria Hemberg	Printed Name:	Carla De Geyseleer

Title:	General Counsel	Title:	CFO

Date:	17 Dec. 2020	Date:	17 Dec. 2020